Exhibit 99.1

INVESTOR CONTACT:	Trina Schurman
Nordstrom, Inc.
206-303-6503

MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
206-303-3036

BRAD TILDEN, CHAIRMAN AND CEO OF ALASKA AIR GROUP,
JOINS NORDSTROM BOARD OF DIRECTORS
SEATTLE, Wash. (February 23, 2016) – Seattle-based Nordstrom, Inc. (NYSE: JWN) announced the appointment of Brad Tilden, chairman and chief executive officer of Alaska Air Group, to the company’s board of directors. The addition of Mr. Tilden, a highly respected business and community leader from Seattle, brings the total number of directors to 16, of whom 13 are independent directors. Nordstrom directors serve one-year terms and the company requires annual elections of all board members. Mr. Tilden will join the Audit and Finance Committees.
Mr. Tilden was named chairman of Alaska Air Group and Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group) in January 2014. In 2012 Mr. Tilden was named CEO of Alaska Airlines and Alaska Air Group and has served as president of Alaska Airlines since December 2008. Mr. Tilden served as chief financial officer from 2000 - 2008 and executive vice president of finance from 2002 to 2008.  Before joining Alaska Air Group, he spent eight years with the accounting firm Pricewaterhouse Coopers.
“We’re fortunate to add a leader with Brad’s depth of knowledge guiding a company consistently recognized for its customer service and financial strength to our board of directors,” said Enrique Hernandez, Jr., chairman of the board of directors for Nordstrom. “We’re delighted to have Brad join our outstanding board of directors and add his insights as we work to further improve the service experience we offer customers.”
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 323 stores in 39 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 194 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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